EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on form S-8 of Herman Miller, Inc. of our report dated May 27, 2021, relating to the financial statements and supplemental schedules of Herman Miller, Inc. Profit Sharing and 401(k) Plan appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2020.

/s/ BDO

Grand Rapids, MI
July 26, 2021